Exhibit 99.1

Contacts:	Christine Saenz (investor relations)	Francesca Marraro (media relations)
	(212) 857-5986	(212) 857-5442
	csaenz@hms.com	fmarraro@hms.com

HMS Holdings Corp. Completes Acquisition of HealthDataInsights, Inc.
Combination Creates Leader in Payment Integrity Services

NEW YORK, N.Y., December 16, 2011—HMS Holdings Corp. (NASDAQ: HMSY) (“HMS” or “the Company”) today announced that it has completed the acquisition of privately-held HDI Holdings, Inc. (“HealthDataInsights” or “HDI”), a leading provider of improper payment identification services for government and commercial health plans.

“The addition of HDI to HMS aligns uniquely with our strategy to build a broad range of innovative solutions to combat fraud, waste, and abuse in the healthcare system,” said Bill Lucia, CEO of HMS. “By bringing together these two great businesses, we are creating the nation’s premier provider of payment integrity services for Federal, State, and commercial health benefit programs.”

On November 7, 2011, HMS announced a definitive agreement to acquire HDI for approximately $400 million in consideration, of which approximately $386 million was in cash and the remainder in the form of assumption of unvested options. The purchase price of $386 million was financed in part through a $350 million bank term loan facility that was established in connection with the closing of the acquisition, with the balance from corporate cash.

The Company also entered into a five-year, $100 million secured revolving credit facility. The facility will be available for working capital requirements and general corporate purposes.

About HMS Holdings

HMS Holdings Corp. (NASDAQ: HMSY) is the nation’s leader in coordination of benefits and program integrity services for healthcare payers. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 130 Medicaid managed care plans; the Centers for Medicare & Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recovered over $1.8 billion in 2010, and saved billions of dollars more through prevention of erroneous payments.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance. In particular, these include statements relating to future actions, business plans, objects and prospects, and future operating or financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to successfully integrate HDI’s operations; the development by competitors of new or superior services or products or the entry into the market of new competitors; all the risks inherent in the development, introduction, and implementation of new products and services; the loss of a major customer, compliance with the covenants and obligations under the terms of our new credit facility, our ability to generate sufficient cash to cover our interest and principal payments under our new credit facility, customer dissatisfaction or early termination of customer contracts triggering significant costs or liabilities; variations in our results of operations; negative results of government reviews, audits or investigations to verify our compliance with contracts and applicable laws and regulations; changing conditions in the healthcare industry which could simplify the reimbursement process and reduce the need for and price of our services; government regulatory, political and budgetary pressures that could affect the procurement practices and operations of healthcare organizations, reducing the demand for our services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse. A further description of risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our most recently filed Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, copies of which may be obtained from the Company’s website at www.hms.com under the “Investor Relations” tab. Any forward-looking statements made by us in this Press Release speak only as of the date of this Press Release. Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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